SCHEDULE 14A INFORMATION

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                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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|_|  Preliminary Proxy Statement
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     14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|X|  Soliciting Materials Pursuant to Section 240.14a-12


                            TRIKON TECHNOLOGIES, INC.
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                (Name of Registrant as Specified In Its Charter)

                      Spinner Global Technology Fund, Ltd.
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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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              [Letterhead of Spinner Global Technology Fund, Ltd.]




                                                     May __, 2003

To:  Stockholders of Trikon Technologies, Inc.

Dear Fellow Stockholder,

     Due to the poor past performance of Trikon Technologies, Inc., we, Spinner Global Technology Fund, Ltd., are seeking to replace Christopher D. Dobson and Steven N. Wertheimer as directors with Peter J. Simone and William W. R. Elder at Trikon's annual meeting scheduled for May 22, 2003. Additionally, we will oppose the management proposal asking for stockholder approval of the Trikon 2003 Omnibus Incentive Plan ("Incentive Plan"). The Spinner Fund is the largest stockholder of the Company, beneficially owning 1,567,523 shares, or 11.1% of the outstanding shares.

     We believe that Dobson and Wertheimer are not fairly representing the interests of all stockholders of Trikon. Dobson's decisions with regard to the company have been driven by the goal of enriching himself at the cost of the company. Dobson has licensed away key technology to Trikon's competitors, repeatedly paid himself large fees for his services, taken extended leaves of absence (some at full pay) to continue his PhD studies and required Trikon to grant him a large amount of Trikon stock so that his bank account was not hurt by the downturn in the company he was running. Last week, Dobson sold 460,000 shares of Trikon common stock as the company continues to flounder. As Wertheimer has stood by while Dobson has time and again made selfish decisions with regard to Trikon, it is time to replace them both. Moreover, in 2002, the Delaware Court of Chancery, in an action involving Spectrumedix Corporation, found Wertheimer to have engaged in acts of "trickery or deceit" in manipulating the actions of the board of directors of a public company. In this period when companies are striving to regain the trust of investors and the concerns with corporate governance, Trikon should not have a director whose integrity has been questioned in the past.

     As stated in our proxy materials, we feel that electing Mr. Simone and Dr. Elder to the board of directors of Trikon will give the company directors focused on maximizing the value of Trikon for all stockholders. Both men can bring a great wealth of experience with the semiconductor industry to Trikon's board of directors. Mr. Simone has worked in the semiconductor industry for almost 30 years. He has served in management positions with companies such as Speedfam-IPEC Inc., Active Control eXperts, Inc. (now a wholly owned subsidiary of Cymer, Inc.), Xionics Document Technologies, Inc., Simlpex Time Recorder Company, Inc., and GCA Corporation. He currently sits on the boards of Cymer, Inc., Oak Technology, Inc., Newport Corporation and several private companies.


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Dr. Elder is currently the Chairman of the Board, President and CEO of Genus,
Inc., a semiconductor capital equipment company which he was a founder of in 1981. He also currently sits on the board of directors of Aehr Test Systems.

     We also are opposing the management proposal asking for stockholder approval of the Incentive Plan. We believe that the Incentive Plan is a bad idea as (1) it could favor management rather than the regular employees for whom non-cash incentives are very important for the success of Trikon, (2) the number of shares reserved is 7.8% of the outstanding shares which we believe is too high, and (3) Trikon management has not indicated whether of nor it will expense the granting of the options and awards under the Incentive Plan.

     Since our inception in 1993, we have been primarily engaged in investment activities in marketable securities of smaller capitalization companies, with a primary focus on United States issuers in the information technology sector.

     We advise all Trikon stockholders to read our enclosed proxy statement because it contains important information. The proxy statement is also available at no charge on the SEC's website at http://www.sec.gov. We ask that you please sign and return the enclosed blue card. Should you have any questions regarding voting of your shares, please contact Art Spinner at (212) 223-3410.

     We thank you in advance for your support.


                                           Sincerely,

                                           SPINNNER GLOBAL TECHNOLOGY FUND, LTD.

                                           By: Arthur C. Spinner, Director


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